EXHIBIT 99.2

Form of

NOMINATING COMMITTEE CHARTER

of the Nominating Committee

of GOLDEN POND HEALTHCARE, INC.

This Nominating Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Golden Pond Healthcare, Inc. (the “Company”) on [            ], 2007.

I.	Purpose

The purpose of the Nominating Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (i) the identification of qualified candidates to become Board members; (ii) the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); (iii) the selection of candidates to fill any vacancies on the Board; and (iv) the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company (the “Corporate Governance Guidelines”).

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s certificate of incorporation or bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion.

II.	Membership

The Committee shall be comprised of two or more directors, as determined by the Board, each of whom (a) satisfies the independence requirements of the American Stock Exchange (“Amex”), and (b) has experience, in the business judgment of the Board, that would be helpful in addressing the matters delegated to the Committee.

The members of the Committee, including the Chairman of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.

III.	Meetings and Procedures

The Chairman (or in his or her absence, a member designated by the Chairman) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s certificate of incorporation or bylaws that are applicable to the Committee.

The Committee shall meet once a year or more frequently as the Committee deems necessary.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management or any other person whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Chairman shall report to the Board regarding the activities of the Committee at appropriate times and as otherwise requested by the Chairman of the Board.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.	Powers and Responsibilities

1. The Committee has responsibility for:

(i)	Identifying and reviewing the qualifications of candidates for Board membership;

(ii)	recommending to the Board candidates to fill vacancies on the Board which occur between annual meetings of shareholders or for election at annual meetings;

(iii)	recommending to the Board procedures for identifying candidates, criteria regarding qualifications for Board membership and candidate nomination procedures;

(iv)	recommending to the Board criteria regarding the composition of the Board, the total size of the Board and the proportion of employee and non-employee directors;

(v)	recommending to the Board Committee memberships and Chairs;

(vi)	consulting with the Board annually regarding the independence of each member of the Board;

(vii)	re-assessing the adequacy of this Charter annually and monitoring corporate governance developments and recommending to the Board appropriate responses, including changes to the Corporate Governance Guidelines and/or this Charter;

(viii)	recommending to the Board processes and procedures with respect to annual Board and Committee evaluations, as well as annually reviewing and evaluating the performance of the Committee, including compliance with the Charter;

(ix)	establishing Board and committee meeting schedules for adoption by the Board; and

(x)	otherwise assisting the Board in matters affecting the functioning of the Board.

2. The Committee may retain as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons retained by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

3. The Committee shall have and may exercise such other rights, duties and obligations as may be ancillary to those specified herein or otherwise as delegated to the Committee by the Board of Directors, or as otherwise required by applicable law or Amex listing standards.

V.	Delegation of Duties

The Committee may delegate the authority granted hereunder, subject to applicable limitations under applicable law. Such delegation may include delegation to a subcommittee, in order to ensure compliance with legal and regulatory obligations, to ensure timely decision making or for other purposes. Such delegation may also include delegation to management.

VI.	Disclosure of Charter

This Charter shall be made available on the Company’s website at “www.                    .com” and to any stockholder who otherwise requests a copy. The Company’s Annual Report to Stockholders shall state the foregoing.

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